Exhibit (d)(10)

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement (this “Agreement”) dated as of [•], between Roche Holdings, Inc., a Delaware corporation (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”).

INTRODUCTION

WHEREAS, Parent, Blue Giant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Poseida Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of November 25, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub has made a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Shares”) and (b) following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, and in accordance with the terms and conditions thereof, as a result of the consummation of the Offer or the Merger, Parent has agreed to provide the holders of Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) (the “Company Shares”) and Equity Award Holders the right to receive up to three contingent cash payments upon the terms and subject to the conditions of this Agreement and the Merger Agreement without interest and subject to reduction for any applicable withholding Taxes as set forth herein; and

WHEREAS, pursuant to this Agreement, the maximum amount payable per CVR (as defined below) is up to $4.00 in cash, without interest and subject to reduction for any applicable withholding Taxes as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1.

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 40% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. In the case of Parent and Merger Sub, for purposes of this Agreement, the term “Affiliate” shall not include Chugai Pharmaceutical Co., Ltd., 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan (“Chugai”) unless and until Parent provides written notice to the Rights Agent specifying Chugai as an Affiliate of Parent or Merger Sub.

“Allo CAR T-Cell Therapy” means a Cell Therapy for which the living T-cells that are administered to a patient are collected from donor(s) (but not generated from induced pluripotent stem cells) other than such patient and express at least one CAR to induce therapeutic effect.

“Antigen Binder” means, with respect to a CAR or CAR Cell, the antigen recognition domains of any and all proteins, protein fragments, or peptides (including full-length antibodies, heavy chain-only antibodies (including VH or VHH), nanobodies, antigen-binding fragments (Fabs), and single-chain variable domain fragments (scFvs)) included in such CAR or expressed by such CAR Cell that bind, or contribute to the binding, to a Target.

“Assignee” has the meaning set forth in Section 6.3.

“Autoimmune Indication” means an Indication for autoimmune disease mediated by immune system cells, including cells with B cell lineage.

“BCMA” means B-cell maturation antigen.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, State of California or Basel, Switzerland or is a day on which banking institutions located in the State of New York, State of California or Basel, Switzerland are authorized or required by Law or other governmental action to close.

“CAR” means a chimeric antigen receptor.

“CAR Cell” means a T-cell expressing a construct encoding the nucleotide sequence of at least one CAR that includes an extracellular domain (including an Antigen Binder), a transmembrane domain, and a cytosolic signaling domain.

“Cell Therapy” means a pharmaceutical product comprising living cells that are administered to a patient and intended to treat, cure, or prevent a disease or condition.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means such level of efforts consistent with the efforts that Genentech, Inc. and F. Hoffmann-La Roche Ltd devote to their own internally developed products (regardless of modality) at a similar stage of development or commercialization, as applicable, with similar market potential, with the right for Parent to take into account any of the following: the existence of other third party competitive products in the market place or under development; issues of efficacy and safety; the probability of technical success and risk profile; the patent and other proprietary position of the product; the legal and regulatory environment; the likelihood of obtaining Regulatory Approval and pricing or reimbursement approval, if required; the strategic value and anticipated profitability of the product; whether the product is subject to a clinical hold, recall or market withdrawal; the benefit of continuing development relative to the benefit of other products being developed by Parent; and other technical, commercial, legal, scientific and medical factors, in all instances, without taking into account the obligation to make any Milestone Payments under this Agreement. It is understood that product potential may change from time to time based upon changing scientific, legal and regulatory, business and marketing and/or return on investment considerations.

“Company Patent” means (a) any Patents owned or exclusively in-licensed by the Company or any Company Subsidiary as of immediately prior to the Merger Closing and (b) any Patents filed from or issuing from any of the Patents set forth in clause (a), including any renewals, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part.

“Cover” or “Covered” means, with respect to a Valid Product Claim in a country and in reference to a particular CVR Product (whether alone or in combination with one or more other ingredients) that the use, manufacture, sale, offer for sale or import, as applicable, of such CVR Product in such country would, but for ownership thereof or a license granted thereto, infringe such Valid Product Claim in such country on the date of sale or if such Valid Product Claim is a claim in a pending application for a Patent, would infringe such claim if it were issued.

“CVR Product” means a P-BCMA-ALLO1 Product, a P-CD19CD20-ALLO1 Product or a P-BCMACD19-ALLO1 Product, as applicable.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Directed To” means, with respect to a Target, that a CAR binds directly to such Target, and such binding causes or is intended to cause pharmacologically relevant activity.

“DTC” means The Depository Trust Company or any successor thereto.

“Employee Equity Award Holder” means an Equity Award Holder who was an employee of the Company for employment tax purposes as of the Merger Closing Date or at any time during the vesting period of the applicable Company Options or Company RSUs.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Award Holder” means the Holder of CVRs granted with respect to a Company Option or a Company RSU in accordance with the terms of the Merger Agreement.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“First Commercial Sale” means the first bona fide commercial sale in a country to an entity other than a party hereto or any of its Affiliates of a P-BCMA-ALLO1 Product following Marketing Authorization in such country by or under authority of Parent (or its Affiliates or its Licensees). Sales prior to the receipt of Marketing Authorization for such P-BCMA-ALLO1 Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

“Governmental Body” means any: (a) country, nation, state, multi-national or supra-national authority, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) multi-national, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority, association, council or bureau, department, agency, commission, instrumentality, official, organization, unit or self-regulatory organization, body or Entity and any court or other tribunal).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“ICD-11” means the “International Classification of Diseases for Mortality and Morbidity Statistics, 11th Revision (2018)” published by the World Health Organization.

“IND” means an investigational new drug application filed with the FDA pursuant to 21 C.F.R. §312 before the commencement of clinical trials of a product, or any comparable filing with the FDA or the equivalent Governmental Body in a country other than the United States.

“Indication” means a distinct type of human medical disease, disorder or condition.

“Initiate” and “Initiation” means with respect to a particular Phase II Clinical Trial or Pivotal Study of a given CVR Product, the administration of the first dose to a subject in such Phase II Clinical Trial or such Pivotal Study that is (i) conducted by or on behalf of Parent or any of its Affiliates or Licensees and (ii) permitted by the FDA or the equivalent Governmental Body in a country other than the United States.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, bylaw, official standard or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course with respect to any Company Product.

“Licensee” means a Person, other than Parent or any of its Affiliates or any of their respective distributors, that is granted a license, directly or indirectly, by Parent or any of its Affiliates to a Company Patent in order to develop or commercialize a CVR Product.

“Marketing Authorization” means with respect to a P-BCMA-ALLO1 Product, Regulatory Approval (including pricing approval, where required) required to sell such P-BCMA-ALLO1 Product, as applicable, for an Indication in accordance with the applicable law of a given country.

“Milestone” means either Milestone 1, Milestone 2 or Milestone 3, as applicable.

“Milestone 1” means the Initiation of the first Pivotal Study of a P-BCMA-ALLO1 Product for the treatment of any Indication.

“Milestone 1 Outside Date” has the meaning set forth in Section 2.4(a).

“Milestone 1 Payment” means an amount per CVR equal to $2.00, which shall become payable upon the first achievement of Milestone 1.

“Milestone 2” means the Initiation of the first Pivotal Study of a P-CD19CD20-ALLO1 Product or of a P-BCMACD19-ALLO1 Product for the treatment of an Autoimmune Indication, including SLE or Multiple Sclerosis.

“Milestone 2 Outside Date” has the meaning set forth in Section 2.4(b).

“Milestone 2 Payment” means an amount per CVR equal to $1.00, which shall become payable upon the first achievement of Milestone 2.

“Milestone 3” means the First Commercial Sale of a P-BCMA-ALLO1 Product for the treatment of any Indication.

“Milestone 3 Outside Date” has the meaning set forth in Section 2.4(c).

“Milestone 3 Payment” means an amount per CVR equal to $1.00, which shall become payable upon the first achievement of Milestone 3.

“Milestone Notice” has the meaning set forth in Section 2.4(d).

“Milestone Notice Date” has the meaning set forth in Section 2.4(d).

“Milestone Outside Date” has the meaning set forth in Section 2.4(d).

“Milestone Payment” means each of the (a) Milestone 1 Payment, (b) Milestone 2 Payment or (c) Milestone 3 Payment, as the context requires.

“Milestone Payment Amount” means, for a given Holder, the sum of (a) the product of (i) the applicable Milestone Payment and (ii) the number of CVRs that are not in respect of an Underwater Option held by such Holder as of immediately prior to the Effective Time (if any), as reflected on the CVR Register as of the close of business on the applicable Milestone Notice Date, and (b) in respect of each CVR received in respect of an Underwater Option held by such Holder as of immediately prior to the Effective Time (if any), as reflected on the CVR Register as of the close of business on the applicable Milestone Notice Date, the amount, if any, by which (A) the Cash Amount plus the applicable Milestone Payment plus any other Milestone Payment that previously became due and payable under this Agreement exceeds (B) the exercise price per share with respect to such Underwater Option plus the amounts, if any, paid to such Holder with respect to such CVR in respect of any Milestone Payments that previously became due and payable under the terms of this Agreement.

“Multiple Sclerosis” means the Indication of “Multiple Sclerosis” (as defined in the ICD-11) and any Indication at the level below the category of “Multiple Sclerosis” (as defined in the ICD-11).

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“P-BCMA-ALLO1 Product” means the Company’s Allo CAR T-Cell Therapy product known as P-BCMA-ALLO1 (or an improved, modified, or derivative version of such product) that (a) contains one CAR, which CAR is Directed To BCMA alone (and does not contain any other CAR Directed To any additional Target) and (b) is Covered by a Valid Product Claim.

“P-BCMACD19-ALLO1 Product” means the Company’s Allo CAR T-Cell Therapy product known as P-BCMA/CD19-ALLO1 (or an improved, modified, or derivative version of such product) that (a) contains two CARs, one of which is Directed To BCMA alone and the other of which is Directed To CD19 alone (and does not contain any other CAR Directed To any additional Target) and (b) is Covered by a Valid Product Claim.

“P-CD19CD20-ALLO1 Product” means the Company’s Allo CAR T-Cell Therapy product known as P-CD19/CD20-ALLO1 (or an improved, modified, or derivative version of such product) that (a) contains two CARs, one of which is Directed To CD19 alone and the other of which is Directed To CD20 alone (and does not contain any other CAR Directed To any additional Target) and (b) is Covered by a Valid Product Claim.

“Patent” has the meaning set forth in the Merger Agreement.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC, (f) if the Holder is a partnership or limited liability company, a distribution by such Holder to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any securities or “blue sky” laws of any state or other jurisdiction), or (g) as provided in Section 2.6.

“Person” means any individual, Entity or Governmental Body.

“Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy of a product in patients being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States. For the avoidance of doubt, any dose escalation activities shall not be considered a Phase II Clinical Trial.

“Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a product for one or more Indications in order to obtain Marketing Authorization of such product for such Indication(s), as further defined in 21 C.F.R. §312.21 or a similar clinical study in a country other than the United States.

“Pivotal Study” means a human clinical trial that would satisfy the criteria set forth in 21 C.F.R. § 312.21(b) or § 312.21(c), as amended from time to time, or any foreign equivalent thereof, which has the principal purpose of achieving a determination of safety and efficacy and is designed to provide an adequate basis for obtaining Regulatory Approval to market the applicable product for patients with the disease or condition under such study, including approval of an application for Regulatory Approval in an applicable country to permit the marketing and sale of the CVR Product that is the subject of such human clinical trial. For the avoidance of doubt, a Phase II Clinical Trial or Phase III Clinical Trial meeting the foregoing criteria will be considered a Pivotal Study.

“Product IP” has the meaning set forth in the Collaboration and License Agreement, by and between the Company and F. Hoffman-La Roche Ltd. and Hoffman-La Roche Inc., dated July 30, 2022, as amended.

“Product Patent” means (a) any Patents specifically claiming Product IP with a patent filing date prior to the Merger Closing and (b) any Patents filed from or issuing from any of the Patents set forth in clause (a), including any renewals, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part.

“Qualified Pharmaceutical Company” means a company that, together with its Affiliates, has sufficient capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products as well as the financial resources to achieve any then-unmet Milestones and that, in its most recent fiscal year, had annual consolidated revenues (with its Affiliates) of at least $4 billion, as reflected in such company’s audited financial statements.

“Regulatory Approval” means, with respect to such P-BCMA-ALLO1 Product, in a given country or jurisdiction, any and all approvals (including INDs and Biologics License Applications and any supplements thereto), licenses, registrations, or authorizations of any Governmental Body necessary to manufacture, use, store, import, transport, commercially distribute, sell, or market such P-BCMA-ALLO1 Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) labeling approval.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“SLE” means the Indication of “Systemic Lupus Erythematosus” (as defined in the ICD-11) and any Indication at the level below the category of “Systemic Lupus Erythematosus” (as defined in the ICD-11).

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Target” means a naturally occurring human protein or biological molecule from which an antigen is derived, including all peptides derived from such protein and all forms (including forms arising from mutations in the gene that encodes such protein or biological molecule) of such protein or biological molecule.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or other tax of any kind whatsoever) or levy, assessment, tariff, duty (including any customs duty), deficiency or fee in the nature of a tax, and any related charge or amount (including any fine, penalty or interest) imposed, assessed or collected with respect thereto by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Body having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valid Product Claim” means, with respect to a CVR Product: (a) a claim of an issued and unexpired Company Patent or Product Patent in the United States, the European Patent Office or Japan that Covers the composition of matter of such CVR Product, including the composition of matter of any CAR Cell, CAR (or protein or nucleotide sequence thereof) or the Antigen Binder (or the protein or nucleotide sequence thereof) of such CVR Product, that has not been: (i) disclaimed; (ii) dedicated to the public; (iii) abandoned; (iv) declared invalid, unenforceable or revoked by a decision of a court, government agency or other authority having jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal; or (v) admitted to be invalid or unenforceable through reexamination, reissue or otherwise; or (b) a claim of a pending Company Patent or Product Patent application in the United States, the European Patent Office or Japan that Covers the composition of matter of such CVR Product, including the composition of matter of any CAR Cell, CAR (or protein or nucleotide sequence thereof) or the Antigen Binder (or the protein or nucleotide sequence thereof) of such CVR Product, that: (i) was filed in good faith and with a reasonable belief that such claim will be found patentable and granted; (ii) has been pending for less than five years from the date of filing of the earliest patent application from which such claim is entitled to claim priority; (iii) is being prosecuted and maintained in good faith; and (iv) has not been finally cancelled, withdrawn, abandoned or rejected by an administration agency action from which no appeal can be taken.

Section 1.2. Rules of Construction. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. Unless the context requires otherwise, references to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against any particular party.

ARTICLE 2.

CONTINGENT VALUE RIGHTS

Section 2.1. CVRs. The CVRs represent the rights of their respective Holders (which rights were granted to the initial Holders pursuant to the terms of the Merger Agreement) to receive a contingent cash payment in accordance with this Agreement. A list of the initial Holders shall be furnished by or on behalf of Parent to the Rights Agent in accordance with Section 4.1 hereof.

Section 2.2. Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs, and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register shall initially show one position for Cede & Co. representing all the Company Shares held by DTC on behalf of the street holders of the Company Shares as of immediately prior to the Effective Time. The Rights Agent shall have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent shall accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent shall have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s duly authorized representative or the Holder’s survivor, such signatures to be guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or similar Tax or governmental charge that is imposed by reason of any such registration of transfer. The Rights Agent shall have no duty or obligation to register the transfer of the CVRs in the CVR Register under this Section 2.3(c) unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or are not applicable. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder (or a duly authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4. Payment Procedures.

(a) If Milestone 1 is achieved on or prior to December 31, 2028 (the “Milestone 1 Outside Date”), then as soon as reasonably practicable following the achievement of Milestone 1 by the Milestone 1 Outside Date (and in any event no later than 30 days after the date on which Milestone 1 is achieved), Parent shall deliver to the Rights Agent written notice indicating that Milestone 1 has been achieved. If Milestone 1 is not achieved by the Milestone 1 Outside Date, Parent shall deliver to the Rights Agent written notice indicating that Milestone 1 has not been achieved within 30 days after the Milestone 1 Outside Date.

(b) If Milestone 2 is achieved on or prior to December 31, 2034 (the “Milestone 2 Outside Date”), then as soon as reasonably practicable following the achievement of Milestone 2 by the Milestone 2 Outside Date (and in any event no later than 30 days after the date on which Milestone 2 is achieved), Parent shall deliver to the Rights Agent written notice indicating that Milestone 2 has been achieved. If Milestone 2 is not achieved by the Milestone 2 Outside Date, Parent shall deliver to the Rights Agent written notice indicating that Milestone 2 has not been achieved within 30 days after the Milestone 2 Outside Date.

(c) If Milestone 3 is achieved on or prior to December 31, 2031 (the “Milestone 3 Outside Date” and together with the Milestone 1 Outside Date and the Milestone 2 Outside Date, each, a “Milestone Outside Date”), then as soon as reasonably practicable following the achievement of Milestone 3 by the Milestone 3 Outside Date (and in any event no later than 30 days after the date on which Milestone 3 is achieved), Parent shall deliver to the Rights Agent written notice indicating that Milestone 3 has been achieved. If Milestone 3 is not achieved by the Milestone 3 Outside Date, Parent shall deliver to the Rights Agent written notice indicating that Milestone 3 has not been achieved within 30 days after the Milestone 3 Outside Date.

(d) Any written notice described in clauses “(a)” through “(c)” above delivered to the Rights Agent (each such notice, a “Milestone Notice” and the date on which such Milestone Notice is delivered to the Rights Agent, a “Milestone Notice Date”) shall specify the applicable Milestone Payment Amount for each Holder (other than an Employee Equity Award Holder) and shall also instruct the Rights Agent to solicit Tax forms or other information required to make Tax deductions or withholdings from such Holders. Within five Business Days of the applicable Milestone Notice Date, Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amounts in respect of the Milestone 1 Payment in the case of the achievement of Milestone 1, the Milestone 2 Payment in the case of the achievement of Milestone 2 or the Milestone 3 Payment in the case of the achievement of Milestone 3 (the total cash deposited with the Rights Agent, the “Payment Fund”), to all Holders other than to Employee Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(e) of this Agreement and Section 2.6 of the Merger Agreement, including, for the avoidance of doubt, any amounts payable in respect of a CVR received by an Employee Equity Award Holder in respect of any Underwater Option in accordance with the terms of this Agreement), along with any letter of instruction reasonably required by the Rights Agent.

(e) The Rights Agent shall promptly, and in any event within ten Business Days of receipt of the cash amount delivered by Parent in accordance with Section 2.4(d) above (the “Funding Date”), send each Holder (other than Employee Equity Award Holders) at its registered address a copy of the applicable Milestone Notice and pay the applicable Milestone Payment Amount to each of the Holders (other than Employee Equity Award Holders) in accordance with the Milestone Notice delivered by Parent (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the applicable Milestone Notice Date or (ii) with respect to any such Holder that is due an amount in excess of $25,000 in the aggregate who has provided the Rights Agent with wiring instructions in writing as of the close of business on the Milestone Notice Date, by wire transfer of immediately available funds to the account specified on such wiring instructions. Parent (i) shall promptly, and in any event within ten Business Days after the applicable Milestone Notice Date, send each Employee Equity Award Holder at such Holder’s registered address a copy of the applicable Milestone Notice and (ii) with respect to any portion of the applicable Milestone Payment that is payable to Employee Equity Award Holders, shall, as soon as reasonably practicable following the applicable Funding Date (but in any event no later than the next regularly scheduled payroll date that is not less than ten Business Days following the applicable Funding Date, and in all events no later than the date that is 75 days following the date on which the applicable Milestone is achieved (and in all events prior to March 15th of the calendar year following the year in which the applicable Milestone is achieved)), pay, or shall cause the Surviving Corporation or an Affiliate thereof to pay through Parent’s, the Surviving Corporation’s or such Affiliate’s payroll, accounts payable or equity award maintenance system (and subject to any applicable withholding Taxes pursuant to Section 2.10 of the Merger Agreement and subject to any adjustment to account for any unpaid exercise price per share of any such Company Option that is an Underwater Option), the applicable Milestone Payment Amount payable to each such Employee Equity Award Holder in accordance with Section 2.6 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone Payments shall each be deemed a conditional payment subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts for Company Equity Awards therefore be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Equity Award under Section 2.6 of the Merger Agreement or this Agreement shall be treated as a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

(f) Except to the extent any portion of any applicable Milestone Payment is required to be treated as imputed interest pursuant to applicable Tax law, the parties hereto agree to treat the applicable Milestone Payment for all Tax purposes as additional consideration or compensation for the Company Shares and Company Equity Awards pursuant to the Offer or the Merger pursuant to the Merger Agreement, as the case may be, and the parties hereto shall not take any position to the contrary on any Tax Return or for other Tax purposes except as required by a determination as defined in Section 1313 of the Code. Parent and the Company shall report imputed interest on the CVRs (other than CVRs in respect of Company Equity Awards) as required by Section 483 of the Code.

(g) Parent or its applicable Subsidiary (including the Surviving Corporation) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any applicable Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent or the Rights Agent. With respect to Company Equity Awards with respect to which Parent has payroll Tax withholding obligations, any such Tax withholdings shall be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s payroll system. Prior to making any deductions or withholdings or causing any deductions or withholdings to be made with respect to any Holder (other than an Employee Equity Award Holder), Parent shall instruct the Rights Agent in writing to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from the applicable Holders within a reasonable amount of time in order to provide a reasonable opportunity for such Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such deduction or withholding, and the Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms. Parent, its Subsidiaries (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any such Holder are valid under applicable Tax Law until subsequently notified by such Holder. Parent or its applicable Subsidiary (including the Surviving Corporation) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Taxing Authority. To the extent any amounts are deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made, and, as required by applicable Tax law, Parent shall deliver (or shall cause the Rights Agent, the Surviving Corporation or its applicable Affiliate to deliver) to the applicable Holder an original IRS Form 1099 or an original IRS Form W-2, as applicable, or other reasonably acceptable evidence of such deduction or withholding.

(h) Subject to the following sentence, the delivery of an aggregate amount of cash necessary to pay all Holders (other than Employee Equity Award Holders) by Parent to the Rights Agent following the Milestone Notice Date for each applicable Milestone Payment pursuant to Section 2.4(a)(d) and the payment through payroll pursuant to Section 2.4(e) of an aggregate amount of cash necessary to pay Employee Equity Award Holders for each applicable Milestone Payment when due pursuant to Section 2.4(e) shall be deemed to have been paid in full satisfaction of all rights with respect to such Holders. Any portion of the aggregate applicable Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the applicable Milestone Notice Date shall be delivered by the Rights Agent to Parent, on demand, and any Holder shall thereafter look only to Parent (subject to abandoned property Law, escheat Law or similar Law) for payment of such applicable Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(i) Any amounts remaining unclaimed by Holders other than Employee Equity Award Holders at such time when the amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, none of Parent, the Surviving Corporation nor the Rights Agent shall be liable to any Holder or to any other Person with respect to any applicable Milestone Payment Amount delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense that the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(j) For the avoidance of doubt, the applicable Milestone Payment Amount shall only be paid in respect of the applicable Milestone, if at all, one time under this Agreement and the applicable Milestone Payment Amount shall not become payable unless the applicable Milestone has been achieved on or prior to the applicable Milestone Outside Date.

(k) All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) funds backed by obligations of, or guaranteed by, the United States of America; or (ii) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other party. To the extent that the Payment Fund diminishes for any reason below the level required to make prompt payment of the aggregate Milestone Payment Amounts, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make the Milestone Payment Amounts; provided that in no event shall this sentence require Parent to deliver any funds to the Rights Agent prior to the time specified in Section 2.4(d).

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

(c) Neither Parent, its Affiliates nor any of their respective directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent and the Rights Agent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.4. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.

ARTICLE 3.

THE RIGHTS AGENT

Section 3.1. Certain Duties and Responsibilities.

(a) Parent hereby appoints the Rights Agent to act as rights agent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

(b) The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) of the Rights Agent.

(c) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other similar action likely to result in the incurrence of expense or liability, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. All rights of action of any or all Holders under this Agreement may be enforced by the Rights Agent, including, to the extent permitted by this Agreement, pursuant to a direction by the Acting Holders, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. The Holders, acting by the written consent of the Acting Holders, may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. Notwithstanding anything to the contrary herein, the Rights Agent shall be under no duty or obligation to institute any action, suit or proceeding, or to take any other similar action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, pursuant to a direction of the Acting Holders, the Acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance reasonably satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. To the extent that the Rights Agent elects not to institute any action, suit or proceeding, or to take any other similar action on behalf of the Holders in enforcing any of their rights hereunder, including pursuant to a direction by the Acting Holders, then the Acting Holders may, on behalf of any or all Holders, institute such action, suit or proceeding or take such other action to enforce any such rights; provided that any such action taken by the Acting Holders shall be undertaken in accordance with Law and the provisions of this Agreement. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Acting Holders or at the written direction of the Acting Holders to the Rights Agent, as provided for in this Section 3.1.

Section 3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in the absence of gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits, settlement, cost or expense for any action taken, suffered or omitted to be taken by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented counsel expenses) of defending the Rights Agent against any loss, liability, damage, judgment, fine, penalty, claim, demands, suits, cost or expense arising therefrom, directly or indirectly, or enforcement of its rights hereunder incurred without gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the part of the Rights Agent;

(i) notwithstanding anything to the contrary herein, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages;

(j) notwithstanding anything to the contrary contained herein, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed three times the amount paid or payable hereunder by Parent to the Rights Agent as fees and charges during the 12 months immediately preceding the event for which recovery from the Rights Agent is being sought;

(k) Parent shall (i) pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as agreed upon in writing by the Rights Agent and Parent in the letter agreement of even date herewith (the “Fee Schedule”) and (ii) without limiting the foregoing clause (i), reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses, including all Taxes thereon (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes) and charges of any Governmental Authority, incurred by the Rights Agent in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including any stamp and transfer Taxes;

(l) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent;

(m) notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Legal Proceeding commenced by the Rights Agent on behalf of itself or any of the Holders against Parent;

(n) the Rights Agent shall have no obligation under this Agreement to calculate the Milestone Payments due to Holders, nor shall the Rights Agent have any duty or obligation to investigate or confirm whether Parent’s determination of the Milestone Payments due to Holders is accurate or correct;

(o) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 6.1;

(p) unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(q) the Rights Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in the selection and continued employment thereof;

(r) except to the extent the Rights Agent elects, in its sole and absolute discretion, pursuant to Section 3.1(c) to institute any action, suit or proceeding, or to take any other similar action directed by the Holders, pursuant to a direction of the Acting Holders, the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(s) the Rights Agent shall not have any duty or responsibility with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent; and

(t) the provisions of this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice shall be sent at least 60 days prior to the date so specified and such resignation shall become effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent who has been approved in writing by the Acting Holders, which successor shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within ten days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Parent’s failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) The Rights Agent shall cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure (except to the extent Parent agrees to indemnify such predecessor Rights Agent for, and hold such predecessor Rights Agent harmless against, such additional expenditure) or assume any additional liability in connection with the foregoing.

Section 3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE 4.

COVENANTS

Section 4.1. List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within 30 Business Days after the Effective Time and (b) in the case of Equity Award Holders, the names and addresses of such Holders as set forth in the books and records of the Company at the Effective Time, and designations of each such Holder that is not an Employee Equity Award Holder.

Section 4.2. Efforts.

(a) Parent shall (directly or through its Affiliates), and shall obligate its Licensees to, use Commercially Reasonable Efforts to (i) Initiate one Pivotal Study of a P-BCMA-ALLO1 Product for the treatment of any Indication and (ii) Initiate one Phase II Clinical Trial or one Pivotal Study of a P-CD19CD20-ALLO1 Product for the treatment of Multiple Sclerosis or SLE and, without limiting or adding to the foregoing, Parent shall refrain from any conduct that is undertaken with the express intent of avoiding the achievement of any Milestone or the achievement of any Milestone prior to the applicable Milestone Outside Date. Parent’s obligations in this Section 4.2 shall terminate in full with respect to the foregoing clause “(i)”, on the earlier to occur of the achievement of Milestone 1 or December 31, 2028, and with respect to the foregoing clause “(ii)”, on the earlier to occur of (x) the Initiation of either such Phase II Clinical Trial or such Pivotal Study or (y) December 31, 2031. For the avoidance of doubt, clause “(ii)” of the foregoing sentence contemplates the Initiation of only one such study. The termination dates are included solely to limit the time during which Parent is obligated to use Commercially Reasonable Efforts and do not impose any obligation (express or implied) on Parent to achieve any Milestone by such termination date. Other than to the extent expressly set forth in the foregoing, (A) Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Company Products (including the CVR Products) in all respects and (B) Parent (directly or through its Affiliates) shall not otherwise be required (expressly or implicitly) to achieve or undertake any level of efforts, or employ any level of resources, to achieve any Milestone or to make or maximize any Milestone Payment. For the avoidance of doubt, Parent does not guarantee (and the use of any “Commercially Reasonable Efforts” hereunder does not mean nor shall it be deemed or interpreted to mean) that any Milestone will be achieved by a specific date or at all, and a failure to achieve a Milestone may nonetheless be consistent with the use of “Commercially Reasonable Efforts”.

(b) Parent shall not, and shall cause its Affiliates (including the Company) not to sell, assign, transfer or exclusively license all or substantially all of the rights, to research, develop, manufacture, commercialize and otherwise exploit the CVR Products to a third party until (i) the Milestone 2 Outside Date or (ii) if as of the Milestone 2 Outside Date any Milestone Payment Amounts are due but remain unpaid, until such later date that such amounts are paid, unless as a condition to such sale, assignment, transfer or exclusive license, such third party (a “Product Transferee”) expressly and unconditionally assumes and agrees to be bound by, pursuant to an assumption agreement executed and delivered to the Rights Agent, all of the terms and conditions binding on Parent contained in this Agreement, including the due and punctual payment of any unpaid Milestone Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to the extent to be performed or observed (or to be observed) by Parent. Parent shall remain liable for the performance by any Product Transferee that is not a Qualified Pharmaceutical Company of all obligations of Parent hereunder; provided however, that in the case of a Product Transferee that is a Qualified Pharmaceutical Company, neither Parent nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation under this Agreement. Parent shall provide the Rights Agent and the Holders (or cause the Rights Agent to provide to the Holders) prompt written notice of any such sale, assignment, transfer or exclusive license and shall provide the Rights Agent with a duly executed copy of the assumption agreement executed by the applicable Qualified Pharmaceutical Company.

Section 4.3. Books and Records. Parent shall, and shall cause its Affiliates to, keep records in sufficient detail to enable the Rights Agent to determine the amounts payable hereunder; provided, however, the Rights Agent shall have no obligation under this Agreement to calculate the amounts payable hereunder including, but not limited to, the Milestone Payments due to Holders and any stamp, Tax, or governmental charge payable by Parent, Company or Holders, nor shall the Rights Agent have any duty or obligation to investigate or confirm whether Parent’s determination of the Milestone Payments due to Holders is accurate or correct.

ARTICLE 5.

AMENDMENTS

Section 5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may and the Rights Agent shall, if directed by Parent, enter into one or more amendments hereto, for any of the following purposes; provided, the Rights Agent shall not be obligated to enter into, and shall not be bound by, any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent considers to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any securities or “blue sky” laws of any state or other jurisdiction;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 6.3; and/or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.4.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3. Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent.

Section 5.4. Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6.

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1. Notices to Rights Agent and Parent. All notices and other communications to the Rights Agent or Parent hereunder shall be in writing and shall be deemed duly delivered and received hereunder: (a) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that the sender of such email does not receive written notification of delivery failure); or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that the sender of such email does not receive written notification of delivery failure):

if to the Rights Agent:

Computershare Trust Company, N.A.,

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

With an electronic courtesy copy (that shall not constitute notice under this Section 6.1) to:

***

if to Parent:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Facsimile: ***

with a copy (which shall not constitute notice) to:

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attention: Group Legal Department

Email: ***

and

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Attention: Sharon R. Flanagan; John H. Butler; Sally Wagner Partin

Email: ***

Section 6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3. Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other party, to (i) any Affiliate of Parent, but only for so long as it remains an Affiliate of Parent or (ii) in accordance with Section 4.2(b) or (b) otherwise with the prior written consent of the Acting Holders, to any other Person, in each case provided that the applicable assignee (the “Assignee”) agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. Parent shall remain liable for the performance by each such Assignee of all obligations of Parent hereunder; provided however, that in the case of an Assignee that is a Qualified Pharmaceutical Company under clause “(a)(ii)” above in accordance with Section 4.2(b), neither Parent nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation under this Agreement. Subject to compliance with the requirements set forth in Section 4.2(b) and this Section 6.3 relating to assignments or other direct or indirect transfers, this Agreement shall not restrict Parent’s or its Affiliates’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s and its Affiliate’s respective successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly and unconditionally agree to assume and be bound by all of the terms and conditions binding on Parent contained this Agreement, including the due and punctual payment of the Milestone Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to the extent to be performed or observed (or to be observed) by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent, except to an Affiliate of the Rights Agent in connection with a corporate restructuring. Any attempted assignment, transfer or delegation of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee.

Section 6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement.

Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders shall have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders shall be entitled to exercise such rights. Reasonable expenditures incurred by such Acting Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Acting Holders acting pursuant to this Section 6.4 on behalf of all Holders shall have no liability to any other Holders for such actions.

Section 6.5. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs and all actions (whether at law, in contract, in tort or otherwise) arising under or in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b) All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. Notwithstanding anything to the contrary herein, if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.7. Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 6.8. Termination. This Agreement shall be terminated and be of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement and (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. If this Agreement is still then in effect, Parent and the Acting Holders shall be deemed to have delivered such notice of termination as of the latest Milestone Outside Date. Notwithstanding the foregoing, Section 6.4 through Section 6.11 inclusive and the rights, protections and immunities of the Rights Agent under Article 3 shall survive the termination of this Agreement. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement.

Section 6.9. Entire Agreement. As among Parent and the Holders, this Agreement and the Merger Agreement (including the exhibits and annexes thereto and the documents and instruments referred to therein) constitute the entire agreement among Parent and the Holders with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among Parent and the Holders with respect to the subject matter hereof. As among Parent and the Holders, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling with respect to CVR matters only, and (b) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to the CVRs. As between Parent and the Rights Agent, this Agreement and any schedule or exhibit attached hereto contains the entire understanding of such parties with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10. Payments on Next Business Day. In the event that any date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable required date.

Section 6.11. Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the Fee Schedule shall be confidential and shall not be used by the receiving party for any purpose other than carrying out their respective duties under this Agreement and shall not be voluntarily disclosed by the receiving party to any other Person, including any Holder, except as may be required by a valid order of any Governmental Body of competent jurisdiction or is otherwise required by applicable Law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the disclosing party are listed, or pursuant to subpoenas from state or federal Governmental Bodies (subject to (x) the disclosing party notifying, to the extent practicable, the other party hereto of such potential disclosure reasonably in advance of such disclosure, (y) cooperating with the other party, at the expense of such other party, in any effort to restrict disclosure of such books, records, information or data) and (z) the disclosing party only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable Law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the disclosing party are listed or such subpoena.

Section 6.12. Further Assurances. Parent hereby agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement applicable to the Rights Agent’s obligations.

Section 6.13. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ROCHE HOLDINGS, INC.

By:
Name: Title:

COMPUTERSHARE INC. and
COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

On behalf of both entities

By:
Name: Title:

[Signature Page to Contingent Value Rights Agreement]